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                                                                      EXHIBIT 99

NEWS RELEASE

Contact: Anne Davenport           301 Perimeter Center North
         Investor Relations       Atlanta, GA  30346
          (770) 668-5968

            HBOC Signs Definitive Agreement to Acquire AMISYS Managed Care
                                    Systems, Inc.

    ATLANTA, February 11, 1997 -- HBO & Company (Nasdaq:HBOC) today announced it has signed a definitive agreement to acquire AMISYS Managed Care Systems, Inc. (Nasdaq:AMCS), a leading provider of information systems for managed care entities and other parties that assume financial risk for healthcare populations. The acquisition, which is subject to regulatory and AMISYS shareholder approval, will be accounted for as a pooling of interests and is scheduled to close during the second quarter of 1997. Terms of the acquisition call for AMISYS shareholders to receive 0.35 of a share of HBOC common stock for each share of AMISYS common stock.

    AMISYS, based in Rockville, MD had 1995 revenue of $31.8 million and has approximately 260 employees. The company has over eighty customers including Providence Health System, Portland, OR and BC/BS of Tennessee (TennCare).

    "AMISYS brings to HBOC a strong managed care product and commercial HMO customer base that expands our presence within the traditional payer marketplace" stated Charles W. McCall, HBOC president and chief executive officer. "As the line between traditional payers and providers continues to blur, we want to build the broadest, best of breed product portfolio for our customers that supports all needs of a healthcare organization."

    "The merger with HBOC allows AMISYS to continue on its very successful path as the nation's leading managed care software vendor, while at the same time provides added product and resources to address additional market segments, particularly the provider market" stated Kevin R. Brown, AMISYS chairman, president and chief executive officer.

    AMISYS is a leading provider of information systems that automate the activities of managed care entities and other parties that assume the financial risks of healthcare. The AMISYS system is composed of 27 fully integrated applications designed to support a full range of risk management activities, including premium billing, capitation, utilization management and claims adjudication.

    HBO & Company delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, outsourcing and other services to healthcare organizations in the United States, United Kingdom, Canada, Australia and New Zealand.


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